Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports first quarter 2020 financial results
•First quarter net sales of about $3.4 billion, approximately 7% lower than the prior year and down nearly 5% in constant currencies
•First quarter reported earnings per diluted share (EPS) of $1.02 and adjusted EPS of $1.19
•Net sales and EPS includes an estimated unfavorable impact from the effects of the COVID-19 pandemic of approximately $225 million and $0.35, respectively
•Rapid implementation of cash and cost management actions
•Cash and short-term investments of approximately $1.9 billion at quarter-end; supplemented by an additional $700 million from recent April short-term borrowing
•Completed bolt-on acquisitions of ICR and Alpha Coating Technologies

PPG today reported first quarter 2020 net sales of about $3.4 billion, down approximately 7% versus the prior year. Selling prices increased more than 1%. Sales volumes were down 8% versus the prior year, in aggregate, including an estimated impact of the COVID-19 pandemic of $225 million, or about 6%. Unfavorable foreign currency translation impacted net sales by more than 2%, or about $75 million, and acquisition-related sales, net of divestitures, added about 2% to sales growth.

First quarter 2020 reported net income was $243 million, or $1.02 per diluted share, and adjusted net income was $282 million, or $1.19 per diluted share. First quarter 2019 reported net income was $312 million, or $1.31 per diluted share, and adjusted net income was $330 million, or $1.38 per diluted share. Adjusted 2020 figures exclude an after-tax increase in allowance for doubtful accounts of $0.10 relating to an increase in bad debt reserves associated with COVID-19, along with other adjustments. For the first quarter 2020, the reported and adjusted effective tax rates were both about 22%, as expected. The first quarter 2019 reported and adjusted effective tax rates were approximately 24%. Reconciliations of the reported to adjusted figures are included below.

“Our first quarter results reflect a sudden and wide-ranging deterioration in global demand during the month of March and the impacts of the economic shutdown in China during February. As the COVID-19 pandemic spread, we prioritized and remained focused on protecting our people, customers and all of our stakeholders,” said Michael H. McGarry, PPG chairman and chief executive officer. “I could not be more proud of our employees around the world who have worked tirelessly to help keep each other safe and healthy throughout this unprecedented time in the history of our company. I commend their dedication to safely operating our facilities, labs, stores and distribution centers in order to provide our customers with the essential products and services they count on. Given the breadth of the COVID crisis, we are increasing and accelerating our charitable contributions around the world.”

“From a financial perspective, our businesses through early March, with the exception of those in China, were mostly performing at or above the financial targets we had set at the outset of the year, and we were pacing toward low-double-digit percentage EPS growth. We had solid performance in our global architectural and packaging coatings businesses and continued growth in the aerospace coatings business. In the last two weeks of March, however, many of our larger original equipment manufacturer (OEM) customers were forced to shut down; a number of architectural paint stores in certain countries were mandated to close; and miles driven and flown throughout the world fell sharply as many countries imposed stay-at-home mandates.

“We have taken immediate and broad steps to adapt to the current business climate, including decisive cost actions and an increased focus on cash generation and liquidity. These include announced salary reductions for senior leaders, shutdowns of some manufacturing and distribution operations, temporary employee furloughs at the most severely demand-impacted businesses, reduced spending across all businesses and functions, and deferred capital expenditures. In addition, we continued to execute our previously announced restructuring programs, achieving about $20 million of savings in the first quarter. We are accelerating other initiatives and now expect to achieve higher restructuring savings of $80 to $90 million for the full year. We are continuing to assess and manage through the crisis, and will determine if further cost or restructuring actions are warranted.

“Looking ahead,” McGarry added, “we expect customer demand levels to remain severely impacted, with significant declines continuing in the automotive OEM, automotive refinish and aerospace coatings businesses. In certain other businesses, including packaging coatings, do-it-yourself (DIY) architectural coatings, long-cycle protective coatings and military products, demand has only been modestly impacted by crisis. Also, our operations in China are now fully operational, and regional economic activity is returning toward pre-crisis levels. We remain focused on prudently managing our cash and balance sheet. We ended the quarter with about $1.9 billion of cash on hand and have continued to optimize our overall liquidity. Finally, I am very confident in the skills and experience of our global team as we navigate effectively through this challenging time and look to emerge from the crisis stronger.”

First Quarter 2020 Reportable Segment Financial Results

•Performance Coatings segment first quarter net sales were about $2.0 billion, down $100 million, or nearly 5%, versus the prior year. Net sales in constant currencies decreased by about 3%. Selling prices increased by more than 2%, and acquisition-related sales added about 1%, or approximately $20 million, primarily from the Dexmet, Texstars and ICR acquisitions. These gains were more than offset by lower sales volumes of 6%, or about $125 million, and unfavorable foreign currency translation of 2%, or more than $40 million. The impacts from the COVID-19 pandemic lowered sales volumes by an estimated $90 million.

Aerospace coatings sales volumes were down a low-single-digit percentage for the quarter, as volumes were higher through the first two months of the quarter, but declined in March due to customer production shutdowns and softening commercial after-market demand. Net sales for automotive refinish coatings were down a low-teen-percentage as higher selling prices and acquisition-related sales were more than offset by lower sales volumes, reflecting a sharp decline in global miles driven. Year-over-year net sales, excluding the impact of currency and acquisitions (organic sales) in architectural coatings – Americas and Asia-Pacific, were up a low-single-digit percentage, with differences by channel and region. Organic sales in the Mexican PPG Comex business grew by a mid-single-digit percentage, and U.S. and Canada DIY sales volumes were higher by a mid-single-digit percentage. Sales volumes in the protective and marine coatings business were down a low-single-digit percentage driven by lower sales volumes in China related to mandated shutdowns. Architectural coatings – Europe, Middle East and Africa (EMEA) organic sales decreased by a low-single-digit percentage, as positive trends in the first two months of the quarter were more than offset by lower demand in southern Europe where various countries mandated the closures of retail paint stores in March.

Segment income for the first quarter was $272 million, down $25 million, or about 8%, year-over-year, including unfavorable foreign currency translation impacts of $7 million. Segment income was impacted by lower sales volumes related to the pandemic and unfavorable foreign currency exchange translation partially offset by higher selling prices, execution of cost-mitigation efforts and restructuring initiatives. The segment earnings impact of the COVID-19 pandemic is estimated to be $35 million, excluding foreign currency translation.

•Industrial Coatings segment first quarter net sales were about $1.4 billion, down about $145 million, or nearly 10%, versus the prior-year period. Acquisition-related sales of approximately $60 million added about 4% to net sales, primarily from Whitford and Hemmelrath. Selling prices were modestly higher in the quarter. Unfavorable foreign currency translation lowered net sales by about $35 million, or 2%, versus the prior year. Sales volumes declined by 11%, mostly the result of the sharp demand decline stemming from the COVID-19 pandemic. The impact of the pandemic lowered segment sales volumes by an estimated $135 million.

Automotive OEM coatings sales volumes decreased by a high-teen percentage year-over-year, driven by the significant downturn in global automotive industry production rates. For the industrial coatings business, net sales decreased by a mid-single-digit percentage due to lower industrial production in most regions related to customer shutdowns, partly offset by acquisition-related sales. Packaging coatings organic sales decreased by a low-single-digit percentage year-over-year, as modestly higher selling prices were offset by lower sales volumes stemming from pandemic-related China customer shutdowns. Packaging coatings sales volumes were higher in the U.S., Canada and Latin America regions.

Segment income for the first quarter was $181 million, down $37 million, or about 17%, year-over-year, including an unfavorable foreign currency translation impact of about $5 million. Segment income was also impacted by lower sales volumes due to customer shutdowns related to the pandemic, partially offset by cost-mitigation actions, restructuring cost savings, and modestly higher selling prices. The segment earnings impact of the COVID-19 pandemic is estimated to be $55 million, excluding foreign currency translation.

First quarter 2020 earnings per share includes an estimated unfavorable commercial impact from the effects of the COVID-19 pandemic of approximately $0.35. From a reporting segment basis, the impact was higher in the Industrial Coatings segment as company sales in China are weighted more toward that segment. Separately, the company excluded from adjusted earnings per diluted share, an incremental reserve for an increase in allowance for doubtful accounts of $0.10, relating to an increase in global bad debt reserves associated with the pandemic.

The company ended 2019 with approximately $1.3 billion of cash and short-term investments. The company has since completed a variety of strategic actions to bolster financial flexibility. In mid-March, the company borrowed $800 million from its revolving credit facility, reflecting an abundance of caution and the anticipated uncertainty in the debt capital markets. The company ended March with $1.9 billion of cash and short-term investments. Subsequently, in April, the company entered into a $1.5 billion 364-day credit facility and utilized a portion of the proceeds to fully repay the revolver borrowing, with remaining proceeds supplementing cash. The company’s $2.2 billion revolving credit facility is currently undrawn.

In addition, today the company reported:
•The company anticipates that second quarter aggregate sales volumes will be down 30% to 35%, differing by business and region, and presuming that demand begins to improve in June.

•Corporate expenses are expected to be $45 to $50 million in the second quarter. They were about $60 million in the first quarter.
•Net interest expense is expected to be $35 to $40 million in the second quarter based on the additional borrowings.
•The company’s global effective tax rate is expected to be in the range of 22% to 24% for the second quarter of 2020.
•Due to the heightened level of uncertainty over global economic demand, the company is withdrawing all of its previously communicated full year sales and earnings guidance.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.1 billion in 2019. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 5 p.m. ET today, April 27. The company will hold a conference call to review its first quarter 2020 financial performance tomorrow at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10141099. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available tomorrow, April 28, beginning at approximately 11:00 a.m. ET, through May 12 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10141099. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 11:00 a.m. ET today, April 28, 2020, through April 27, 2021.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2019 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 27, 2020, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor's understanding of the Company’s performance is enhanced by the disclosure of net income, earnings per diluted share and PPG's effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2020		First Quarter 2019
	$	EPS(a)	$	EPS(a)
Reported net income	$243	$1.02	$312	$1.31
Increase in allowance for doubtful accounts related to COVID-19	23	0.10	—	—
Business restructuring-related costs, net(b)	10	0.04	2	0.01
Environmental remediation charges	6	0.03	8	0.03
Acquisition-related costs	—	—	5	0.02
Litigation matters	—	—	3	0.01
Adjusted net income, excluding certain items	$282	$1.19	$330	$1.38

	First Quarter 2020			First Quarter 2019
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate	$319	$71	22.3%	$419	$102	24.3%
Increase in allowance for doubtful accounts related to COVID-19	30	7	23.2%	—	—	—%
Business restructuring-related costs, net(b)	13	3	22.4%	3	1	24.4%
Environmental remediation charges	8	2	24.3%	10	2	24.3%
Acquisition-related costs	—	—	—%	7	2	23.4%
Litigation matters	—	—	—%	4	1	24.3%
Adjusted effective tax rate, excluding certain items	$370	$83	22.4%	$443	$108	24.4%

(a) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2020	2019
Net sales	$3,377	$3,624
Cost of sales, exclusive of depreciation and amortization	1,908	2,073
Selling, general and administrative	905	889
Depreciation	93	86
Amortization	36	32
Research and development, net	101	105
Interest expense	32	31
Interest income	(9)	(6)
Business restructuring, net	7	(3)
Other income, net	(15)	(2)
Income before income taxes	$319	$419
Income tax expense	71	102
Net income attributable to the controlling and noncontrolling interests	248	317
Less: Net income attributable to noncontrolling interests	(5)	(5)
Net income (attributable to PPG)	$243	$312

Earnings per common share (attributable to PPG)	$1.03	$1.32

Earnings per common share (attributable to PPG) - assuming dilution	$1.02	$1.31

Average shares outstanding	236.5	236.7

Average shares outstanding - assuming dilution	237.7	238.0

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2020	2019	2019
Current assets:
Cash and cash equivalents	$1,886	$1,216	$784
Short-term investments	50	57	55
Receivables, net	2,804	2,756	3,197
Inventories	1,859	1,710	1,965
Other current assets	467	431	408
Total current assets	$7,066	$6,170	$6,409

Current liabilities:
Short-term debt and current portion of long-term debt	$1,456	$513	$653
Accounts payable and accrued liabilities	3,367	3,496	3,684
Current portion of operating lease liabilities	166	170	168
Restructuring reserves	206	196	83
Total current liabilities	$5,195	$4,375	$4,588

Long-term debt	$4,751	$4,539	$4,626

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2020	2019	2019
Operating Working Capital (a)	$2,274	$2,215	$2,607
As a percent of quarter sales, annualized	16.8%	15.1%	18.0%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2020	2019
Net sales
Performance Coatings	$2,008	$2,108
Industrial Coatings	1,369	1,516
Total	$3,377	$3,624

Segment income
Performance Coatings	$272	$297
Industrial Coatings	181	218
Total	$453	$515

Items not allocated to segments
Corporate	(60)	(47)
Interest expense, net of interest income	(23)	(25)
Increase in allowance for doubtful accounts related to COVID-19	(30)	—
Business restructuring-related costs, net (Note A)	(13)	(3)
Environmental remediation charges	(8)	(10)
Acquisition-related costs	—	(7)
Litigation matters	—	(4)
Income before income taxes	$319	$419

Note A:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
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